Exhibit 21

RED LION HOTELS CORPORATION
List of Subsidiaries of Red Lion Hotels Corporation as of March 1, 2013

Name(1)	State of Organization

Bellevue Inn, LLC	Washington
ConnectUs Hotels, LLC	Washington
Red Lion Hotels Holdings, Inc.(2)	Delaware
Red Lion Properties, Inc.(3)	Delaware
TicketsWest.com, Inc.	Washington
Red Lion Hotels Franchising, Inc.	Washington
WestCoast Hotel Properties, Inc.	Washington
WHC805, LLC	Washington
Red Lion Anaheim, LLC	Washington
Red Lion Hotel Denver Southeast, LLC	Washington
Red Lion Hotels Management, Inc.	Washington
Red Lion Hotels Limited Partnership(4)	Delaware

(1)	Each of these subsidiaries is directly or indirectly wholly owned by Red Lion Hotels Corporation.
(2)	This corporation wholly owns four Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.
(3)
This corporation, which is owned by Red Lion Hotels Holdings, Inc., wholly owns one Delaware limited liability company, which wholly owns one Delaware limited liability company that owns one hotel property.

(4)
This limited partnership, which is owned by Red Lion Hotels Corporation and Bellevue Inn, LLC, wholly owns nine Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one or more hotel properties.

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